EXHIBIT 11

                    ATLANTIC AMERICAN CORPORATION AND SUBSIDIARIES
                     COMPUTATIONS OF NET INCOME PER COMMON SHARE
                            SUPPORTING SCHEDULE


                                      Three Months Ended   Nine Months Ended

                                          September            September
                                             30,                  30,
                                     ------------------------------------------
(In thousands, except per share
data)                                   1999      1998      1999       1998
                                     ------------------------------------------

Basic Earnings Per Common Share:
   Net income                             (687)     2,862     1,417      6,260

   Less preferred dividends to            (301)     (380)     (905)    (1,141)
affiliates
                                     ------------------------------------------

   Net income available to common         (988)     2,482       512      5,119
shareholders
                                     ==========================================

   Weighted average common shares        20,893    18,750    19,693     18,846
outstanding
                                     ==========================================

   Net (loss) income per common           (.05)       .13       .03        .27
share (basic)
                                     ==========================================


Diluted Earnings Per Common Share:
   Net income available to common         (988)     2,482       512      5,119
shareholders
                                     ==========================================

   Weighted average common shares        20,893    18,750    19,693     18,846
outstanding

Effect of dillutive stock options           164       285       329        295
                                     ------------------------------------------

   Weighted average common shares
outstanding                              21,057    19,035    20,022     19,141
  adjusted for dilutive stock
   options for dilutive stock options
                                     ==========================================

   Net (loss) income per common           (.05)       .13       .03        .27
share (diluted)
                                     ==========================================

Common Shares Outstanding                                    21,028     18,719
                                                          =====================

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